SCHEDULE 14A
                           (Rule 14a-101)

              INFORMATION REQUIRED IN PROXY STATEMENT

                     SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement   [   ]  Confidential, For
[ X ]  Definitive Proxy Statement           Use of the Commission
                                            Only (as permitted by
                                            Rule 14a-6(e) (2))
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Shiva Corporation
          ------------------------------------------------
          (Name of Registrant as Specified in Its Charter)

                         Shiva Corporation
             ------------------------------------------
             (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[ X ]  No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-
       6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transactions applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
           0-11:

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

[   ] Fee paid previously with preliminary materials:

[   ] Check box if any part of the fee is offset as provided by
      Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, Schedule or Registration Statement No.:

      (3)  Filing party:

      (4)  Date filed:

                          SHIVA CORPORATION
                           28 Crosby Drive
                     Bedford, Massachusetts 01730

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON JUNE 18, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Shiva Corporation (the "Company") will be held at the Fleet Headquarters, Fleet Center, 75 State Street, 8th Floor, Boston, Massachusetts 02109 on Thursday, June 18, 1998 at 10:00 a.m., local time, to consider and act upon each of the following matters:

     1. To elect two members to the Board of Directors, each to serve for a three-year term as a Class I Director.

     2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof including without limitation a motion to adjourn the Annual Meeting.

      Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on April 20, 1998, the record date fixed by the Board of Directors for such purpose.

All stockholders are cordially invited to attend the meeting.

                              By Order of the Board of Directors


                              M. Elizabeth Potthoff
                              Clerk

Bedford, Massachusetts
April 30, 1998


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                         SHIVA CORPORATION
                          28 Crosby Drive
                    Bedford, Massachusetts 01730
                    ----------------------------

                          PROXY STATEMENT
               FOR THE ANNUAL MEETING OF STOCKHOLDERS
                      To Be Held on June 18, 1998
               ---------------------------------------

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Shiva Corporation, a Massachusetts corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the Fleet Headquarters, Fleet Center, 75 State Street, 8th Floor, Boston, Massachusetts 02109, on Thursday, June 18, 1998, at 10:00 a.m., local time, and at any adjournments thereof (the "Annual Meeting").

Only stockholders of record as of the close of business on April 20, 1998, the record date fixed by the Board of Directors, will be entitled to vote at the Annual Meeting and at any adjournments thereof. At the close of business on April 20, 1998, there were an aggregate of 30,307,346 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company outstanding and entitled to vote. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any proxy may be revoked by a stockholder at any time before it is exercised by delivering a written revocation or a later dated proxy to the Clerk of the Company or by attending the Annual Meeting and voting in person.

The Company's Annual Report to Stockholders containing financial statements for the fiscal year ended January 3, 1998, is being mailed together with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting. It is anticipated that this Proxy Statement and the accompanying proxy will be first mailed to stockholders on or about May 3, 1998.

The Company will, upon written request of any stockholder, provide without charge a copy of its Annual Report on Form 10-K for the fiscal year ended January 3, 1998, including financial statements and financial statement schedules, as filed with the Securities and and Exchange Commission. Requests should be addressed to the Investor Relations department of the Company, 28 Crosby Drive, Bedford, Massachusetts 01730.

Quorum and Votes Required

Under the Company's by-laws, representation, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Shares represented by proxies that contain one or more abstentions or broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner does not vote a proposal because, with respect to such proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

Shares which abstain from voting as to a particular matter, and broker non-votes, will not be voted in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the election of directors any or any other matter that requires the affirmative vote of a certain percentage of the shares present and voting on the matter.

With respect to the election of Class I Directors, the two nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as Class I Directors.

The persons named as attorneys in the proxies are officers of the Company. All properly executed proxies received prior to the Annual Meeting will be voted. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. All proxies will be voted in accordance with the stockholder's instructions, and if no choice is specified, the enclosed proxy card (or any signed and dated copy thereof) will be voted in favor of the matters set forth in the accompanying Notice of Meeting.

The Board of Directors does not know of any other business that may be presented for consideration at the Annual Meeting other than one shareholder proposal that has been omitted from this Proxy Statement because it does not comply with the rules of the Securities and Exchange Commission. The proposal resolves that the Company adopt a by-law amendment providing that in no event shall any stock option already issued and outstanding be repriced to a lower strike price at any time during the term of such option, without the prior approval of stockholders, and that this by-law amendment may only be amended or repealed with the affirmative vote of the holders of a majority in interest of the capital stock present and entitled to vote. If this shareholder proposal or any other business should properly come before the meeting, the shares represented by the proxies and voting instructions solicited hereby may be discretionarily voted on such business in accordance with the judgment of the proxy holders to the extent allowed by the rules of the Securities and Exchange Commission, unless otherwise indicated on the proxy card. The proxy holders intend to vote against the shareholder proposal pursuant to this discretionary authority.

Two-for-One Stock Split

The information contained in this Proxy Statement has been adjusted to give effect to a two-for-one stock split in the form of a 100% stock dividend paid on April 22, 1996 to the stockholders of record on April 12, 1996.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of January 31, 1998, with respect to the beneficial ownership of the Company's Common
Stock by (i) each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company as of April 20, 1998, (iii) each of the executive officers named in the Summary Compensation Table under the caption "Executive Compensation" below, and (iv) all directors, nominees for director and executive officers of the Company as a group as of April 20, 1998. Except as otherwise indicated in the footnotes to the table, to the knowledge of the Company, the beneficial owners listed have sole voting and investment power (subject to community property laws where applicable) as to all of the shares beneficially owned by them.

                                Amount
                              and Nature
Name and Address of          of Beneficial       Percent
Beneficial Owner               Ownership         of Class
------------------           -------------       --------
David C. Cole (1)               417,935           1.4%

Richard J. Egan                       0             *

Henry F. McCance (2)            623,422           2.1%

Paul C. O'Brien (3)              22,418             *

David B. Yoffie                       0             *

James L. Zucco, Jr. (4)         175,000             *

Frank A. Ingari (5)             792,397           2.7%

Angelo J. Santinelli (6)         55,000             *

Michael J. Duffy (7)             68,750             *

James F. Finucane (8)            68,750             *

Steven J. Benson (9)             96,166             *

Jean-Pierre Boespflug (10)       76,666             *


All Directors and Executive
Officers as a group (9)
persons (11)                   1,445,02           4.9%
-----------------------

* Less than 1% of the outstanding Common Stock.

(1) Includes 24,980 shares of Common Stock owned by the Cole Gilburne Fund, L.P. and 1,332 shares of Common Stock owned by Catalyst II. David Cole is the sole general partner of the Cole Gilburne Fund, L.P., and may be deemed to share voting and investment power with respect to such shares. David Cole d/b/a/ Cole and Company is the President of Aquaterra Corporation, and Aquaterra Corporation is the sole general partner of Pan Pacific Ventures, L.P.; Pan Pacific Ventures, L.P. is a general partner of Catalyst II and Mr. Cole may be deemed to share voting and investment power with respect to all such shares. Mr. Cole disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein. 400 shares are held by Mr. Cole's minor children; 330,394 shares are held by The Cole Family Foundation; 550 are held by The William Francis Cole Irrevocable Trust; 1,873 shares are held by The Jessica Butler Cole Irrevocable Trust; 1,673 shares are held by The Sean Joshua Patrick Cole Irrevocable Trust; 1,673 shares are held by the Christopher Andrew Cole Irrevocable Trust; 12,270 shares are held by The David Clayton Cole 1996 Retained Annuity Trust; and 24,540 shares are held by The Cole Charitable Remainder Trust. Mr. Cole disclaims beneficial ownership of the shares described in the preceding sentence. Also includes 18,250 shares issuable pursuant to options that are currently exercisable or will become exercisable within 60 days of January 31, 1998.
(2) Includes 394,468 shares of Common Stock owned by Greylock Limited Partnership and 150,468 shares of Common Stock owned by Greylock Equity Limited Partnership, both venture capital limited partnerships. Mr. McCance is a managing general partner of Greylock Limited Partnership and Greylock Equity Limited Partnership and may be deemed to share voting and investment power with respect to such shares. Mr. McCance disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein. Also includes 18,250 shares issuable pursuant to options that are currently exercisable or will become exercisable within 60 days of January 31, 1998.


(3) Includes 18,418 shares issuable pursuant to options that are currently exercisable or will become exercisable within 60 days of January 31, 1998.
(4) Includes 175,000 shares issuable pursuant to options that are currently exercisable or will become exercisable within 60 days of January 31, 1998.
(5) Includes 623,370 shares issuable pursuant to options that are currently exercisable or will become exercisable within 60 days of January 31, 1998. Mr. Ingari exercised 535,870 of these options prior to their termination in March 1998. Also includes 25,000 shares held by the Cushing Irrevocable Trust and 1,100 shares held by Mr. Ingari's minor children, as to which shares Mr. Ingari disclaims beneficial ownership. Mr. Ingari resigned as an Executive Officer of the Company effective January 1998 and as a Director and Chairman of the Board effective March 1998.
(6) Includes 35,000 shares issuable pursuant to options that are currently exercisable or will become exercisable within 60 days of January 31, 1998. Mr. Santinelli exercised 10,000 of these options prior to their termination in April 1998. Mr. Santinelli became an Executive Officer in April 1997 and resigned as an Executive Officer of the Company effective
     January 1998.
(7) Includes 68,750 shares issuable pursuant to options that are currently exercisable or will become exercisable within 60 days of January 31, 1998.
(8) Includes 68,750 shares issuable pursuant to options that are currently exercisable or will become exercisable within 60 days of January 31, 1998.
(9) Includes 84,166 shares issuable pursuant to options that are currently exercisable or will become exercisable within 60 days of January 31, 1998. All of these options terminated on February 2, 1998 pursuant to the terms of Mr. Benson's option agreements. Mr. Benson resigned as an Executive Officer of the Company effective June 1997.
(10) Includes 76,666 shares issuable pursuant to options that are currently exercisable or will become exercisable within 60 days of January 31, 1998. All of these options will terminate on June 9, 1998 pursuant to the terms of Mr. Boespflug's option agreements. Mr. Boespflug became an Executive Officer in February 1997 and resigned as an Executive Officer of the Company effective July 1997.
(11) Includes the shares described in notes (1)-(4) and (7)-(8) above and an additional 68,750 shares issuable pursuant to options that are currently exercisable or will become exercisable within 60 days of January 3, 1998.


              PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. Each class serves a three-year term. The Class I Directors' term will expire at the Annual Meeting. All directors will hold office until their successors have been duly elected and qualified. Prior to the Annual Meeting, Paul C. O'Brien and James L. Zucco, Jr. were the
Class I Directors; David C. Cole and Richard Egan were the Class II Directors; and Henry F. McCance and David B. Yoffie were the Class
III Directors. L. John Doerr, formerly a Class III Director, resigned from the Board of Directors effective April 1998. Certain of the Directors were reclassified in 1998, with the consent of the directors being reclassified and the full Board of Directors, in order to balance the number of Directors in each class due to director resigna-tions and appointments that occurred in 1997 and 1998.

The nominees for Class I Directors are Paul C. O'Brien and James L. Zucco, Jr. who are each currently serving as a Class I Director of the Company. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for Mr. O'Brien and Mr. Zucco will be voted FOR the election of both nominees. Messrs. O'Brien and Zucco will be elected to hold office until the Annual Meeting of Stockholders to be held in 2001 and until their respective successors are duly elected and qualified. Both of the nominees have indicated their willingness to serve, if elected; however, if either should be unable or unwilling to serve, the proxies will be voted for the election of a substitute nominee designated by the Board of Directors or for fixing the number of directors at a lesser number.

The following table sets forth for each nominee to be elected at the Annual Meeting and for each director whose term of office will extend beyond the Annual Meeting, the year each such nominee or director was first elected a director, his age, the positions currently held by each nominee or director with the Company, the year each nominee's or director's term will expire and the class of director of each nominee or director.


 Nominee or Director's
Name and Year Nominee or
 Director First Became        Position(s)      Year Term   Class of
     a Director          Age     Held         Will Expire  Director
------------------------ ---  -----------     -----------  --------
Paul C. O'Brien          58    Director           1998        I
(1994)

James L. Zucco, Jr       46    President,         1998        I
(1997)                         Chief Executive
                               Officer,
                               Director and
                               Chairman of the
                               Board

David C. Cole            45    Director           1999       II
(1993)

Richard J. Egan          62    Director           1999       II
(1997)

Henry F. McCance         55    Director           2000      III
(1991)

David B. Yoffie          43    Director           2000      III
(1998)


Mr. O'Brien has served as a director of the Company since May 1994. Mr. O'Brien is currently President of the O'Brien Group, Inc., a consulting and management firm based in Boston. From June 1993 to December 1994, Mr. O'Brien served as Chairman of NYNEX New England. From June 1988 to June 1993, Mr. O'Brien was President and Chief Executive Officer of New England Telephone. From 1977 to 1988, Mr. O'Brien was Executive Vice President and Chief Operating Officer of New England Telephone. Mr. O'Brien is a director of The BankBoston Corporation, and Cambridge Neuroscience Inc., First Pacific Networks, Inc., The Registry, Inc. and View Tech, Inc.

Mr. Zucco has served as a director of the Company since May 1997 and as Chairman of the Board since February 1998. Mr. Zucco was appointed Chief Operating Officer and President of the Company in April 1997, and was appointed Chief Executive Officer in October 1997. Prior to joining the Company, Mr. Zucco was President, Network Communication Software, at Lucent Technologies from February 1997 to April 1997 and was previously Vice President and General Manager, Network Systems North America Carrier Business, since February 1996. From January 1995 to February 1996, Mr. Zucco served as Vice President and General Manager of AT&T Advanced Network Applications at AT&T Business Communications Services. Mr. Zucco was Chief Information and Chief Technology Officer at AT&T Business Communications Services from November 1993 to January 1995. Mr. Zucco served as Senior Vice President at MCI Communications Corporation from February 1991 to November 1993.

Mr. Cole has served as a director of the Company since October 1993. Since January 1986, Mr. Cole has been a general partner of two investment firms: The Cole Gilburne Fund and Pan Pacific Ventures, L.P. Since January 1993, Mr. Cole has served as a managing general partner for Catalyst II, a venture capital firm specializing in interactive media and communications. From November 1994 to November 1996, Mr. Cole served as Senior Vice President of America Online Incorporated and President of AOL New Enterprises. From August 1993 to November 1994, Mr. Cole served as Chairman of Navisoft, Inc., which was acquired by AOL in November 1994. Mr. Cole currently serves as a director of several privately-held companies.

Mr. Egan has served as a director of the Company since October 1997. Mr. Egan is a founder, Director and Chairman of the Board of EMC Corporation and held the position of President and Chief Executive Officer from EMC Corporation's inception in 1979 until January 1992. Mr. Egan is the Director of the Massachusetts High Technology Council, a Trustee of the Catholic Schools Foundation, a Trustee of Northeastern University and founder and the Director of the Hopkinton Technology for Education Trust. Mr. Egan is also a director of Boston Edison Company, a public utility, and Cognition Corporation, a CAD/CAM software supplier.

Mr. McCance has served as a director of the Company since September 1991. Mr. McCance has been President since 1990 and Chairman of the Board since 1997 of Greylock Management Corporation, a private venture capital firm. Mr. McCance has been a general partner of Greylock Capital Limited Partnership since 1987, Greylock Limited Partnership since 1990, Greylock Equity Limited Partnership since 1994 and Greylock IX Limited Partnership since 1997.

Dr. Yoffie has served as a director of the Company since March 1998. Dr. Yoffie has been on the faculty at Harvard Business School since 1981 and is currently the Max and Doris Starr Professor of International Business Administration. Dr. Yoffie currently is a director of Intel Corporation and three privately held biotechnology and software companies.

THE BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF EACH OF THE
NOMINEES AS DIRECTORS IS IN THE BEST INTERESTS OF THE COMPANY AND
ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR PROPOSAL NO. 1.

Meetings of the Board of Directors and Committees

The Board of Directors of the Company held eight meetings and took action by unanimous written consent two times during the fiscal year ended January 3, 1998 ("fiscal 1997"). Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of all committees of the Board of Directors on which he then served during fiscal 1997.

The Company has standing Compensation and Audit Committees. The Compensation Committee, of which Messrs. Cole, Doerr and McCance were members during fiscal 1997, reviews and recommends to the Board the compensation of the directors, reviews the compensation of senior management and reviews and recommends to the Board adoption of compensation plans in which directors and executive officers are eligible to participate. The Committee is also responsible for administering the Company's Amended and Restated 1988 Stock Plan ("the 1988 Plan"), the 1997 Stock Incentive Plan ("the 1997 Plan"), the 1997 Employee Stock Incentive Plan ("the 1997 Employee Plan") and the 1994 Employee Stock Purchase Plan. The Compensation Committee held three meetings and took action by unanimous written consent fifteen times during fiscal 1997.

The Audit Committee, of which Messrs. Cole and O'Brien are members, is responsible for nominating the Company's independent accountants for approval by the Board of Directors; reviewing the scope, results and costs of the audit with the Company's independent accountants; and reviewing the financial statements and audit practices of the Company. The Audit Committee held two meetings during fiscal 1997.

The Board of Directors does not have a nominating committee.
Nominations for director are made by and through the full Board of Directors.

Compensation of Directors

Directors are not paid a retainer and are not reimbursed for their out-of-pocket expenditures incurred in attending meetings. Non-employee directors receive options under the Company's 1994 Non-
Employee Director Stock Option Plan, as described below.

1994 Non-Employee Director Stock Option Plan. On October 21, 1994, the Company's stockholders approved the 1994 Non-Employee Director Stock Option Plan (the "Director Plan"), which provides for the grant of options to purchase a maximum of 550,000 shares of Common Stock of the Company to non-employee directors of the Company. The Director Plan is intended to promote the interests of the Company by providing an inducement to obtain and retain the services of qualified persons who are not employees or officers of the Company to serve as members of its Board of Directors. The Director Plan is administered by the Board of Directors.

Under the Director Plan, each non-employee director (i) automatically received an option to purchase 33,000 shares (the "Initial Option") on July 17, 1995, or when elected if subsequent to July 17, 1995, and (ii) will receive an option to purchase an additional 7,000 shares on the third Monday in July of each year thereafter through and including December 31, 1999; provided, however, that a director who previously received any option under the 1988 Plan did not receive the Initial Option. The exercise price per share for all options granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. The options become exercisable in four equal annual installments beginning one year from the date of grant, provided that the optionee remains a director. The term of each option is for a period of ten years from the date of grant. Options may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable to the extent vested only while the optionee is serving as a director of the Company or within ninety (90) days after the optionee ceases to serve as a director of the Company (except that if the director dies or becomes disabled while he or she is serving as a director of the Company, the option is exercisable for a 180-day period thereafter).

As of January 31, 1998, options to purchase 261,000 shares of Common Stock have been granted under the Director Plan at a weighted average exercise price of $26.67 per share. During fiscal 1997, Messrs. McCance, O'Brien, Cole and Doerr were each granted an option under the Director Plan to purchase 7,000 shares of Common Stock at an exercise price of $10.563 per share, and Mr. Egan was granted an initial option under the Director Plan to purchase 33,000 shares of Common Stock at an exercise price of $12.438 per share.

                     EXECUTIVE COMPENSATION

The Summary Compensation Table sets forth certain information concerning the compensation for services in all capacities to the Company for the fiscal years ended December 30, 1995, December 28, 1996 and January 3, 1998 of (i) each person who served as chief executive officer during fiscal 1997, (ii) the three other executive officers of the Company as of the end of fiscal 1997 whose salary and bonus during fiscal 1997 exceeded $100,000, and (iii) two additional individuals who were executive officers during fiscal 1997 and would have been among the four most highly compensated executive officers but were not executive officers at the end of fiscal 1997 (such seven officers and former officers collectively, the "Named Executive Officers").

                         Summary Compensation Table
                                                      Long-Term
                   Annual Compensation (1)          Compensation
                   ------------------------------------------------------------
                                                      Securities     All Other
Name and                                              Underlying   Compensation
Principal Position        Year  Salary($)  Bonus($)   Options(#)       ($)
------------------        ----  ---------  --------  -----------  ------------
James L. Zucco, Jr. (2)   1997  $221,539  $400,000(3)    700,000   $     ---
 President and Chief      1996       ---       ---           ---         ---
 Executive Officer        1995       ---       ---           ---         ---

Frank A. Ingari (4)       1997   305,769       ---       250,000       4,750 (5)
 Former Chief Executive   1996   300,000       ---       200,000       2,250 (5)
 Officer and Chairman of  1995   300,000   277,200           ---       2,250 (5)
 the Board

Angelo J. Santinelli (6)  1997   205,661(7)    ---       135,000 (8)   2,917 (5)
 Former Senior Vice       1996   141,000    38,493        30,000 (9)   1,464 (5)
 President, Worldwide     1995   136,500    44,069        30,000 (9)   2,072 (5)
 Marketing and Business
 Development

Michael J. Duffy (10)     1997    69,231   108,333 (11)  275,000         ---
 Senior Vice President,   1996       ---       ---           ---         ---
 Worldwide Sales &        1995       ---       ---           ---         ---
 Marketing

James F. Finucane (12)    1997    93,827    40,000(13)   275,000       7,138(14)
 Senior Vice President,   1996       ---       ---           ---         ---
 Research and Develop-    1995       ---       ---           ---         ---
 ment

Steven J. Benson (15)     1997   234,154       ---           ---       4,750 (5)
 Former Senior Vice       1996   239,280       ---       106,666       2,250 (5)
 President, Worldwide     1995   280,760    70,000           ---       2,250 (5)
 Sales & Marketing

Jean-Pierre Boespflug(16) 1997   179,201    44,991        86,666(17) 144,805(14)
 Former Senior Vice       1996   185,944    48,147        86,666(18)   4,423(19)
 President, Research      1995   180,763    50,000           ---       4,909(19)
 and Development

-------------------------------

(1) In accordance with the rules of the Securities and Exchange Commission, other annual compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
(2)  Mr. Zucco joined the Company in April 1997.
(3)  Includes a one-time signing bonus of $200,000.


(4) Mr. Ingari resigned as an Executive Officer of the Company in January 1998 and resigned as Chairman of the Board of the Company in March 1998.
(5)  Consists of the Company's matching contributions to its 401(k) Plan.
(6) Mr. Santinelli became an Executive Officer in April 1997 and resigned as an Executive Officer of the Company in January 1998.
(7) Includes sales commissions paid to Mr. Santinelli in 1997 in the amount of $25,000.
(8) Includes 60,000 options originally granted in 1995 and 1996 that were repriced in March 1997.
(9)  These options were repriced in March 1997. See Note (8).
(10) Mr. Duffy joined the Company in August 1997.
(11) Includes a one-time signing bonus of $50,000.
(12) Mr. Finucane joined the Company in July 1997.
(13) Includes a one-time signing bonus of $40,000.
(14) Consists of relocation reimbursements.
(15) Mr. Benson resigned as an Executive Officer of the Company in June 1997.
(16) Mr. Boespflug became an Executive Officer in February 1997 and resigned as an Executive Officer of the Company in July 1997.
(17) Includes 86,666 options originally granted in 1996 that were repriced in March 1997.
(18) These options were repriced in March 1997.  See Note (17).
(19) Consists of company automobile reimbursements.


Employment, Severance and Loan Agreements

The Company and James L. Zucco, Jr. are parties to a letter agreement dated April 28, 1997 as amended on September 5, 1997. Pursuant to the letter agreement, Mr. Zucco's annual base salary is $320,000, with a target bonus of $400,000 if the Company meets its operating plan and other objectives set by the Board of Directors. $200,000 of the 1997 bonus was guaranteed under the terms of the letter agreement. Mr. Zucco also received a $200,000 one-time signing bonus pursuant to the terms of the letter agreement. On September 8, 1997, the Company provided Mr. Zucco with a $700,000 no-interest loan pursuant to the terms of his letter agreement. The Company will make available at the end of each of 1998 and 1999 loans for an additional amount up to the lesser of $200,000 or the difference between $800,000 and Mr. Zucco's total salary and earned bonus for the preceding year. As of April 20, 1998, $700,000, representing the entire principal amount of the loan, was outstanding. Mr. Zucco's note is payable on September 8, 2002 unless Mr. Zucco terminates his employment with the Company, in which instance the note is payable on demand, or if no demand is made, ninety (90) days after Mr.
Zucco's termination date. The Company may terminate Mr. Zucco's employment for cause, without liability beyond payment of wages to the date of discharge, or may terminate Mr. Zucco's employment for any other reason and continue to pay his salary and benefits for one year; provided, however, that if Mr. Zucco commences subsequent employment within one year of termination, the Company's payment obligations terminate.

Pursuant to Mr. Zucco's letter agreement, on April 28, 1997 the Company granted to Mr. Zucco an option to purchase 700,000 shares of the Company's Common Stock at a price of $8.3125 per share. The option is exercisable with respect to 175,000 shares on the date of the grant and an additional 43,750 shares each quarter beginning August 1, 1998 and ending May 1, 2001. See "Option Grants in Last Fiscal Year."

The Company and Frank A. Ingari were parties to an employment agreement dated September 15, 1993, which was terminated January 9, 1998. Under the terms of the agreement, upon termination of Mr. Ingari's employment in January 1998 the Company paid Mr. Ingari his annual salary of $300,000 in a lump sum payment and continued his benefits for one year.

The Company and Angelo J. Santinelli entered into a severance agreement dated November 19, 1997. Pursuant to the terms of the severance agreement, Mr. Santinelli's employment with the Company terminated on January 31, 1998, and Mr. Santinelli received a lump sum payment of $100,000. All unexercised portions of Mr. Santinelli's options terminated on April 1, 1998 pursuant to the terms of the option agreements.

The Company and Michael J. Duffy are parties to a letter agreement dated August 27, 1997. Pursuant to the letter agreement, Mr.
Duffy's annual base salary is $225,000, with a target bonus of $175,000 if the Company meets its operating plan and other objec-tives set by the Board of Directors. A prorated portion of the 1997 bonus and $87,500 of the 1998 bonus were guranteed under the terms of the letter agreement. Mr. Duffy received a $50,000 one-time signing bonus after the first thirty (30) days of employment pursuant to the terms of his letter agreement. The Company may terminate Mr. Duffy's employment for cause, without liability beyond payment of wages to the date of discharge, or may terminate Mr. Duffy's employment for any other reason with the payment of $350,000 in severance pay. Pursuant to the letter agreement, on August 29, 1997 the Company granted to Mr. Duffy an option to purchase 275,000 shares of the Company's Common Stock at a price of $14.75 per share. The option is exercisable with respect to 68,750 shares on the date of the grant and an additional 17,187.5 shares each quarter beginning November 29, 1998 and ending August 29, 2001. See "Option Grants in Last Fiscal Year."

The Company and James F. Finucane are parties to a letter agreement dated July 9, 1997. Pursuant to the letter agreement, Mr. Finucane's annual base salary is $205,000, with a target bonus of $102,500 if the Company meets its operating plan and other objectives set by the Board of Directors. Mr. Finucane received a $40,000 one-time signing bonus after the first sixty (60) days of employment pursuant to the terms of his letter agreement. The Company may terminate Mr. Finucane's employment for cause, without liability beyond payment of wages to the date of discharge, or may terminate Mr. Finucane's employment for any other reason and continue to pay his salary and benefits for one year; provided, however, that if Mr. Finucane commences subsequent employment within one year of termination, the Company's payment obligations terminate. Pursuant to the letter agreement, on July 22, 1997 the Company granted to Mr. Finucane an option to purchase 275,000 shares of the Company's
Common Stock at a price of $10.563 per share. The option is exercisable with respect to 68,750 shares on the date of the grant and an additional 17,187.5 shares each quarter beginning October 22, 1998 and ending July
22, 2001.  See "Option Grants in Last Fiscal Year."

The Company and Steven J. Benson entered into a letter agreement dated March 12, 1997, which set Mr. Benson's 1997 annual base salary at $250,000 and entitled Mr. Benson to continued salary and benefits for six (6) months after the termination of his employment with the Company. Mr. Benson resigned from his position with the Company on June 4, 1997. All unexercised portions of Mr. Benson's options terminated on February 2, 1998 pursuant to the terms of the option agreements.

The Company and Mr. Boespflug entered into a severance agreement dated October 24, 1997. Pursuant to the terms of the severance agreement, Mr. Boespflug's employment as an executive officer of the Company terminated on July 23, 1997, and Mr. Boesplfug was entitled to continued salary and benefits until April 10, 1998 and certain relocation expense reimbursements. All unexercised portions of Mr. Boespflug's options will terminate on June 9, 1998 pursuant to the terms of the option agreements.

Option Grants in Last Fiscal Year

The following table sets forth grants of stock options during the year ended January 3, 1998 to the Named Executive Officers. The Company has never granted stock appreciation rights.


                       Option Grants in Last Fiscal Year

                             Individual Grants
                   -------------------------------------------------------
                                                                                   Potential
                                                                                Realizable Value
                                                                                   at Assumed
                     Number of       Percent of                                  Annual Rates of
                     Securities     Total Options   Exercise or                    Stock Price
                     Underlying      Granted to     Base Price                   Appreciation for
Name                  Options       Employees in        Per      Expiration      Option Term($)(3)
                     Granted(#)   Fiscal Year(%)(1) Share($)(2)     Date            5%       10%
----                 ----------   ----------------- -----------  ----------        ---       ---
James L. Zucco, Jr.    700,000 (4)      10.01%         $8.3125   4/28/2007     $3,659,381 $9,273,589

Frank A. Ingari        250,000 (5)       3.57%         $10.563   7/22/2007(6)  $1,660,753 $4,208,675

Angelo J. Santinelli    30,000 (7)       0.45%         $15.125   6/28/2005(8)    $165,141   $457,436
                        30,000 (9)       0.45%         $15.125   1/23/2006(8)    $182,675   $508,546
                        40,000 (10)      0.60%         $12.875   5/30/2007(8)    $323,881   $820,777
                        35,000 (11)      0.52%         $8.3125   4/28/2007(8)    $182,969   $463,679

Michael J. Duffy       275,000 (12)      3.93%         $14.75    8/29/2007     $2,550,954 $6,464,618

James F. Finucane      275,000 (13)      3.93%         $10.563   7/22/2007     $1,826,829 $4,629,543

Steven J. Benson             0            ---            ---        ---             ---       ---

Jean-Pierre Boespflug   66,666 (14)      0.95%         $15.125   1/11/2006 (15)  $403,764 $1,123,400
                        20,000 (16)      0.29%         $15.125   1/23/2006 (15)  $121,784   $339,030
__________________________

(1) The number of options granted in 1997 includes 2,194,276 shares that were repriced in March 1997.
(2) Options were granted by the Compensation Committee pursuant to the 1988 Plan or the 1997 Plan at "fair market value" determined on the date of the grant, based upon the last reported sale price of the Common Stock on the Nasdaq National Market. Repriced options were granted at ten percent (10%) above fair market value.
(3) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Company's
     Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercise and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.
(4) 175,000 of the shares became exercisable April 28, 1997, and 43,750 of the shares become exercisable each quarter beginning August 1, 1998 and ending May 1, 2001. This option is subject to certain accelerated vesting provisions upon a "change in control" (as defined in the option agreement). In addition, the last one-fourth of this option will vest if the Company's stock price has maintained a 90-day trading average day-ending price of $35.00 for a period of ninety (90) days.
(5) 62,500 of the shares became exercisable July 22, 1998, and 15,625 of the shares become exercisable each quarter beginning October 22, 1998 and ending July 22, 2001.
(6) This option terminated on March 10, 1998 pursuant to the terms of the option agreement.
(7) 10,000 of the shares became exercisable on June 28, 1997; 10,000 shares on June 28, 1998; and 10,000 shares on June 28, 1999. This is a repriced option that replaced an option originally granted in 1995.
(8) This option terminated on April 1, 1998 pursuant to the terms of the option agreement.
(9) 7,500 of the shares became exercisable January 23, 1997, and 1,875 of the shares become exercisable each quarter beginning April 23, 1997 and ending January 23, 2000. This is a repriced option that replaced an option originally granted in 1996.
(10) 10,000 of the shares became exercisable May 30, 1998, and 2,500 of the shares become exercisable each quarter beginning August 30, 1998 and ending May 30, 2001.
(11) 8,750 of the shares became exercisable April 28, 1998, and 2,187.5 of the shares become exercisable each quarter beginning July 28, 1998 and ending April 28, 2001.
(12) 68,750 of the shares became exercisable August 29, 1997, and 17,287.5 of the shares become exercisable each quarter beginning November 29, 1998 and ending August 29, 2001. This option is subject to certain accelerated vesting provisions upon a "change in control" (as defined in the option agreement).
(13) 68,750 of the shares became exercisable July 22, 1997, and 17,187.5 of the shares become exercisable each quarter beginning October 22,


     1998 and ending July 22, 2001. This option is subject to certain accelerated vesting provisions upon a "change in control" (as defined in the option agreement).
(14) 66,666 of the shares became exercisable January 11, 1996. This is a repriced option that replaced an option originally granted in 1996.
(15) This option will terminate on June 9, 1998 pursuant to the terms of the option agreement.
(16) 5,000 of the shares became exercisable January 23, 1997, and 1,250 of the shares become exercisable each quarter beginning April 23, 1997 and ending January 23, 2000. This is a repriced option that replaced an option originally granted in 1996.


Option Exercises and Fiscal Year-End Values

The following table sets forth certain information with respect to the Named Executive Officers, including (i) the number of shares of Common Stock purchased upon exercise of options in fiscal year 1997; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at January 3, 1998; and (iv) the value of such unexercised options at January 3, 1998.

           Aggregated Option Exercises In Last Fiscal Year
                  And Fiscal Year-End Option Values
                                             Number of Securities      Value of
                                                  Underlying       Unexercised In-the-
                                             Unexercised Options    Money Options at
                                             at Fiscal Year End     Fiscal Year End
                       Shares        Value          (#)                 ($) (2)
                      Acquired on   Realized    Exercisable/          Exercisable/
Name                  Exercise(#)   ($) (1)     Unexercisable         Unexercisable
----                  -----------   -------- --------------------  -------------------
James L. Zucco, Jr.        0          ---     $175,000/525,000      $114,886/$344,661

Frank A. Ingari         35,000      $347,340   623,370/362,500(3)     $4,404,314/50

Angelo J. Santinelli    10,000      $110,000    23,125/121,875(4)       $0/$93,916

Michael J. Duffy           0          ---       68,750/206,250             $0/$0

James F. Finucane          0          ---       68,750/206,250             $0/$0

Steven J. Benson        87,866      $887,406     105,750/0 (5)          $129,713/$0

Jean-Pierre Boespflug  169,998     $1,285,605   75,416/67,918 (6)       $0/$338,251

_________________________

(1) Value is based on the difference between the option exercise price and the fair market value on the date of exercise (as quoted on the Nasdaq National Market) multiplied by the number of options exercised.
(2) Value is based on the difference between the option exercise price and the fair market value at January 2, 1998 ($8.969 per share as quoted on the Nasdaq National Market) multiplied by the number of shares underlying the option.
(3) The unexercised portion of these options terminated on March 10, 1998 pursuant to the terms of the option agreement.
(4) The unexercised portion of these options terminated on April 1, 1998 pursuant to the terms of the option agreement.
(5) The unexercised portion of these options terminated on February 2, 1998 pursuant to the terms of the option agreement.
(6) The unexercised portion of these options will terminate on June 9, 1998 pursuant to the terms of the option agreement.


Report of the Compensation Committee on Executive Compensation

This report is submitted by the Compensation Committee, which is responsible for establishing and administering the Company's executive compensation policies and plans and administering the Company's stock option and other employee equity and bonus plans. The Compensation Committee is currently composed of Messrs. Cole, Egan and Yoffie, and during fiscal 1997 was composed of Messrs. Cole, Doerr and McCance, none of whom is an employee of the Company.

General Compensation Policy

The Company's compensation policy for executive officers for fiscal 1997 was reviewed and approved by the Compensation Committee. The Company's compensation policy for executive officers is designed to achieve the following objectives:

   - To enhance profitability of the Company and to increase stockholder value.
   - To reward executives consistent with the Company's quarterly and long-term performance goals.
   -  To recognize individual initiative and achievement.
   - To provide competitive compensation that will attract and retain qualified executives.

Procedures for Establishing Compensation

The Company performs periodic reviews of executive compensation to confirm the competitiveness of the overall executive compensation package as compared with industry peers who compete with the Company for prospective employees who possess the technical knowledge and skills required to develop, manufacture and market high technology products and associated services.

Executive Officer Compensation Program

The compensation program for executive officers consists of three elements: (1) base salary, which is set on an annual basis and is primarily dependent on external market data; (2) quarterly incentive compensation in the form of cash bonuses, which are based on achieve-ment of pre-determined financial objectives of the Company and individual objectives; and (3) long-term incentive compensation, in the form of stock options, granted when the executive officer joins the Company and periodically thereafter with the objective of aligning the executive officers' long-term interests with those of the stock-holders and encouraging the achievement of superior results over an extended period.

Base Salary

Base salary is intended to be competitive with base salary offered for for similar executive positions at other industry peer companies. The Compensation Committee reviews external market data on executive base salary, and such data is an important consideration in setting base salary. Base salary for certain sales executive officers also includes sales commissions. In addition to external market data, the Company also reviews each executive's total compensation package, the Company's financial performance and individual performance when adjusting base salary annually.

Annual Incentive Compensation

Pursuant to the 1997 Shiva Corporate Bonus Plan (the "Bonus Plan"), all executive officers (including the Chief Executive Officer) were eligible to receive cash bonuses based on the Company's attainment of its pre-tax income objectives. Because the Company did not meet the Bonus Plan's pre-tax income objectives, no bonuses were paid to Senior Vice Presidents or the Chief Executive Officer pursuant to the terms of the Bonus Plan, except when such bonuses were guaranteed pursuant to the terms of individual employment agreements.

Long-Term Incentive Compensation

Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of the Company's Common Stock. The Board of Directors believes that stock option participation aligns executive officers' interests with those of the stockholders. In addition, the Board of Directors believes that equity ownership by executive officers helps to balance the short term focus of quarterly incentive compensation with a longer-term view and is vital to attract and retain key executive officers.

Because of a decline in market value of the Company's Common Stock, certain outstanding options were exercisable at prices that exceeded the market value of the Common Stock. In view of this decline and in keeping with the Company's philosophy of using equity incentives to motivate and retain qualified executives, the Board of Directors believed it important to regain the incentive intended to be provided by options to purchase shares of the Company's Common Stock. On January 24, 1997, the
Board of Directors of the Company approved a repricing of certain options granted to employees pursuant to the Company's 1988 Plan. The Company's
Chief Executive Officer and senior vice presidents were not eligible to participate in the repricing. Only two of the Company's then-current executive officers, Mr. Peter Howells, Vice President-Network Services Division, and Mr. Richard Lanchantin, Vice President-Customer Service, participated in the repricing. Additional details regarding the repricing of their options can be found under the heading "Repricing of Options" below.

When establishing stock option grant levels, the Compensation Committee considers existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options and the current stock price. To date, stock options granted under the Company's Stock Plans have had an exercise price equal to or greater than the fair market value of the Company's Common Stock on the date of grant and generally vest over a four-year period.

It is the standard policy of the Company to grant an initial stock option grant to all executive officers at the time they commence employment or are promoted to an executive officer position. In addition, the Compensa-tion Committee may also make performance-based grants. For additional information concerning option grants to the Named Executive Officers, see the table under the heading "Option Grants in Last Fiscal Year."

Chief Executive Officer Compensation

In October 1997, James L. Zucco, Jr. replaced Frank A. Ingari as the Company's Chief Executive Officer. The Compensation Committee con-sidered multiple factors in determining the compensation package for Mr. Zucco, including, but not limited to, Mr. Ingari's current compensation package and industry peer Chief Executive Officer packages. The Compensation Committee found that it needed a larger compensation package than what Mr. Ingari was then receiving to attract the talent and experience that the Compensation Committee believed was necessary to lead the Company.

Mr. Zucco's annual base salary was established as $320,000, with a target bonus of 125% of salary, which is $400,000, if the Company meets its operating plan and other objectives set by the Board of Directors. $200,000 of Mr. Zucco's 1997 bonus was guaranteed under the terms of his letter agreement. Mr. Zucco also received a one-time $200,000 signing bonus pursuant to the terms of the letter agreement. On September 8, 1997, the Company provided Mr. Zucco with a $700,000 no-interest loan pursuant to the terms of his letter agreement, as amended. The Company will make available at the end of each 1998 and 1999 loans for an additional amounts up to the lesser of $200,000, or the difference between $800,000 and Mr. Zucco's total salary and earned bonus for the preceding year.

Mr. Zucco was granted an initial stock option on April 28, 1997 to purchase 700,000 shares of Common Stock at a price of $8.3125 per share under the 1988 Plan. The option is exercisable with respect to 175,000 shares on the date of the grant and an additional 43,750 shares each quarter beginning August 1, 1998 and ending May 1, 2001. This option is subject to certain accelerated vesting provisions upon a "change in control" (as defined in his option agreement). In addition, the last one fourth of this option will vest if the Company's stock price has maintained a 90-day trading average day-ending price of $35.00 for a period of ninety (90) days.

In fiscal 1997, Frank A. Ingari received a base salary of $300,000.
Mr. Ingari's salary, which was reviewed each year by the Compensation Committee, was adjusted by the Compensation Committee to $300,000 effective January 1, 1995, based on the Company's performance in 1994. Mr. Ingari did not receive any other material cash compensation for fiscal 1997. Mr. Ingari resigned as the Chief Executive Officer on October 27, 1997 and as an Executive Officer on January 9, 1998. Under the terms of his employment agreement, the Company paid Mr.
Ingari his annual salary of $300,000 in a lump sum payment and continued his benefits for one year. Mr. Ingari was also granted a stock option in July 1997 to purchase 250,000 shares of Common Stock under the 1988 Plan. This entire stock option and all of Mr. Ingari's previous unexercised portions of his other stock options terminated on March 10, 1998 pursuant to the terms of the option agreement.

Mr. Ingari's 1997 compensation level was based on the Compensation Committee's subjective assessment of the Company's 1996 financial performance, external market data regarding executive compensation levels at other local companies, and the Company's 1996 accomplishments.

Certain Tax Considerations

The Company does not believe Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which disallows a tax deduction for compensation to any of the executive officers appearing in the Summary Compensation Table in excess of $1 million, will generally have an effect on the Company. The Compensation Committee has con-sidered these requirements and the related proposed regulations. It is the Compensation Committee's present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation will be deductible for Federal income tax purposes. The Compensation Committee believes that the 1988 Plan and the 1997 Stock Incentive Plan have satisfied the requirements of an exception to the Section 162(m) limitation.

                                      The Compensation Committee
                                      --------------------------
                                      David C. Cole
                                      Richard J. Egan
                                      David B. Yoffie

Repricing of Options

The following table sets forth information with respect to the repricing of options during fiscal 1997: (i) the name and position of the executive officer, (ii) the date of the repricing, (iii) the number of securities underlying the replacement or amended options, (iv) the per-share market price of the underlying security at the time of the repricing, (v) the original exercise price or base price of the canceled or amended option,
(vi) the per share exercise price or base price of the replacement option and (vii) the amount of time remaining before the replaced or amended option would have expired. The Company never repriced options, while publicly-traded, prior to fiscal 1997. The Company's Chief Executive Officer and senior vice presidents were not eligible to participate in the repricing. In accordance with the rules of the Securities and Exchange Commission, the following table includes information only with respect to optionees who were executive officers of the Company at the time of the repricing.

                       Ten-Year Option Repricings
                                Number of    Market Price   Exercise                Length of
                                Securities   of Stock at    Price At                Original
                                Underlying     Time of       Time of     New        Option Term
                                 Options      Repricing    Repricing   Exercise     Remaining at
Name                   Date      Repriced        ($)           ($)     Price ($)  Date of Repricing
----                   ----     ----------   ------------  ---------   ---------  -----------------
Peter Howells (1)      3/7/97     70,000        $13.75      $31.250     $15.125       9/20/2005
Former Vice President  3/7/97     20,000        $13.75      $33.375     $15.125       1/23/2006
Network Services

Richard Lanchantin     3/7/97     80,000        $13.75      $41.625     $15.125       3/5/2006

------------------------------

(1) Mr. Howells was no longer deemed an executive officer of the Company effective May 1997.
(2)  Mr. Lanchantin resigned from the Company in March 1997.


Compensation Committee Report on Repricing of Options

On January 24, 1997, the Compensation Committee of the Company approved a repricing of certain options granted to employees purusant to the Company's 1988 Plan. Because of a decline in market value of the Company's Common Stock, certain outstanding options were exercisable at prices that exceeded the market value of the Common Stock. In view of this decline and in keeping with the Company's philosophy of using equity incentives to motivate and retain qualified employees, the Compensation Committee believed it important to regain the incentive intended to be provided by options to purchase shares of the Company's Common Stock. The Compensation Committee believed the repricing was necessary as a result of the intense competition in the Company's industry for skilled engineers, sales people, manager and other employees. Further, equity-based compensation is of particular importance among technology companies, and the failure of the Company to provide competitive equity-based compensation could require the Company to pay significantly higher cash salaries and bonuses in order to attract and retain the best personnel. Because increased cash compensation would reduce earnings and would likely result in an immediate drop in the value of the stockholders' investments, the Compensation Committee believed that repricing outstanding options and regaining the incentive intended to be provided by such options would be in the best interests of the Company and its stockholders.

The exercise price of the repriced options was ten percent (10%) above the then-current fair market value of the Common Stock, thus requiring the stock price to increase in order for the optionees to realize any value. In addition, in exchange for the repricing, optionees were prohibited from exercising the repriced options for six months. In the event the optionee's employment terminated with the Company during such six-month period, the repriced options, including the vested portions of such options, immediately terminated in their entirety.

The Company's Chief Executive Officer and senior vice presidents were not eligible to participate in the repricing. Since two of the individuals the Company considered executive officers at the time of the repricing were below the level of senior vice presidents--
Mr. Peter Howells, Vice President - Network Services Division, and Mr. Richard Lanchantin, Vice President - Customer Service -- those officers were permitted to participate in the repricing. Certain details regarding the repricing of their options can be found in the above table, "Ten-Year Option Repricings." In addition, Mr. Santinelli and Mr. Boespflug, who are Named Executive Officers but were not executive officers of the Company at the time of the repricing, had options repriced. Mr. Santinelli had 30,000 options with an exercise price of $41.00 per share and 30,000 options with an exercise price of $66.75 per share repriced to $15.125 per share. Mr. Boespflug had 66,666 options with an exercise price of $31.625 per share and 20,000 options with an exercise price of $33.375 per share repriced to $15.125 per share.

Pursuant to the terms of the repricing, 545 option holders, holding options to purchase an aggregate of 2,194,276 shares of the Company's Common Stock, that had exercise prices ranging from $16.75 to $80.00 (the "Existing Options"), were issued 2,194,276 new options having an exercise price of $15.1250 per share (the "New Options"). This exercise price was based on the closing price of the Company's
Common Stock on March 7, 1997, plus ten percent (10%). In addition, all New Options were subject to a six (6) month holding period from the date of the repricing, and in the event the optionee's employment terminated with the Company during such six-month period, the New Options, including the vested portions of such options, immediately terminated in their entirety. Except as otherwise noted, vesting schedules of the New Options remained the same as those of the Exisiting Options.


                                        The Compensation Committee
                                        --------------------------
                                        David C. Cole
                                        Richard J. Egan
                                        David B. Yoffie

Stock Performance Graph

The following graph compares the percentage change in the cumulative stockholder return on the Company's Common Stock against the cumulative return for the Nasdaq Stock Market Index ("Nasdaq Index") and the Electronic and Other Electrical Equipment (SIC Code 36)
Index ("SIC Code 36 Index"), as provided by the Center for Research in Security Prices (CRSP) by the University of Chicago, Graduate School of Business, for the period commencing November 18, 1994 and ending January 2, 1998.

                       Stock Performance Graph
                   11/18/94  12/30/94  12/29/95  12/27/96   1/2/98
                   --------  --------  --------  --------   ------
                     $100      $127      $231      $222       $57
Nasdaq Index         $100       $98      $139      $171      $212
SIC Code 36 Index    $100      $101      $158      $239      $254


This graph assumes the investment of $100 in the Company's Stock, the Nasdaq Index and the SIC Code 36 Index on November 18, 1994 (the date on which the Company's Common Stock was first registered under Section 12 of the Securities Exchange Act of 1934) and assumes any dividends reinvested. The graph's measurement points are annual and are measured as of the last business day of the fiscal year.

Independent Accountants

The Company has retained Price Waterhouse LLP as its independent accountants. A representative of Price Waterhouse LLP will be at the Annual Meeting and will be given an opportunity to make a statement if so desired and will be available to respond to appropriate questions from the stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the Company. Based solely on the Company's review of copies of such forms or written representa-tions received from persons required to file such reports, the Company believes that all its officers, directors and greater than ten percent stockholders complied with all filing requirements applicable to them with respect to transactions during 1997.

Expenses and Solicitation

The cost of soliciting proxies on behalf of the Company will be borne by the Company. The Company will pay banks, brokers and other entities that exercise fiduciary powers which hold shares of Common Stock of record in nominee name or otherwise or as a participant in a registered clearing agency or which hold shares of Common Stock on behalf of beneficial owners and deposit such shares for safekeeping with another entity that exercises fiduciary powers their reasonable expenses for completing the mailing to security holders of proxy soliciting material supplied by the Company. Solicitation by officers, directors and regular employees of the Company, without additional compensation, may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Company has retained Morrow
& Co., Inc., an independent proxy solicitation firm, to assist in soliciting proxies. The Company paid the firm an annual fee of $8,000, and will reimburse the firm for its disbursements.

Deadline for Submission of Stockholder Proposals

Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal office in Bedford, Massachusetts, not later than December 4, 1998 for inclusion in the proxy statement for that meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission and the Company's by-laws.

                      -------------------------

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.